Exhibit 99.1

Crinetics Pharmaceuticals Appoints Rare Disease Executive,
Camille L. Bedrosian, M.D., to Board of Directors

SAN DIEGO – September 3, 2020 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced the appointment of Camille L. Bedrosian, M.D. as an independent member of its board of directors. Dr. Bedrosian brings over 25 years of experience leading drug development efforts for rare disease products and building successful medical affairs and clinical development teams.

“Dr. Bedrosian’s experience in rare disease drug development will be an asset to Crinetics as we advance our pipeline,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “Her experience navigating the global regulatory landscape and understanding of the unique challenges that rare disease therapeutics face will be valuable as we continue our evolution into a commercial company.”

Dr. Bedrosian currently serves as Executive Vice President and Chief Medical Officer of Ultragenyx Pharmaceutical Inc. where she oversees global development functions including medical affairs, clinical development, clinical operations, regulatory affairs, patient advocacy and engagement, biometrics, and drug safety/pharmacovigilance. In this position, she is responsible for providing strategic leadership across clinical development and translational research programs. Prior to Ultragenyx, Dr. Bedrosian held executive-level positions in global development at Alexion Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Earlier in her career, Dr. Bedrosian served in the clinical research and development department of Genetics Institute, Inc. (acquired by Wyeth Inc., now part of Pfizer Inc.), where she assumed roles of increasing responsibility, eventually overseeing the company’s hemophilia therapeutic area. Dr. Bedrosian earned her medical degree from Harvard Medical School, a Master of Science degree from MIT, and completed a residency and fellowship at Duke University School of Medicine. She currently serves as a Member of the MIT Corporation Visiting Committee for the department of biology.

Dr. Bedrosian added, “I am impressed with the strong science at the core of Crinetics' business and am looking forward to working with the team to implement innovative approaches to help expedite the development of the company’s pipeline of rare disease therapeutics.”

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an oral, selective nonpeptide somatostatin receptor type 2 biased agonist undergoing two Phase 2 clinical trials for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. Crinetics plans to advance paltusotine into a Phase 3 trial in acromegaly and a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors in 2021. The company is also developing an oral nonpeptide somatostatin receptor type 5 agonist for hyperinsulinism, as well as an oral nonpeptide ACTH antagonist for the treatment of Cushing’s disease, congenital adrenal hyperplasia and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company. For more information, please visit www.crinetics.com.

Contacts

Investors:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Media:

Aline Sherwood

Scienta Communications

asherwood@scientapr.com

(312) 238-8957